Exhibit 5.1

September 12, 2025

Mobix Labs, Inc.

1 Venture,

Suite 220

Irvine, CA 92618

Re:	Mobix Labs, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Mobix Labs, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-1 (the “Registration Statement”) including the related prospectus contained therein and forming a part thereof (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and resale by the selling securityholders named therein of up to 4,276,520 shares of the Company’s Class A common stock, par value $0.00001 per share (the “Class A Common Stock”), consisting of: (a) up to 1,030,000 shares of Class A Common Stock issued pursuant to a securities purchase agreement dated August 13, 2025, which consists of (i) up to 880,000 shares of Class A Common Stock issuable upon conversion of a secured convertible promissory note (the “Note Conversion Shares”), and (ii) up to 150,000 shares of Class A Common Stock issued in connection with the secured convertible promissory note (the “Note Shares”), (b) up to 1,693,750 shares of Class A Common Stock issued pursuant to a business loan and security agreement dated August 15, 2025 (the “Loan Shares”), and (c) up to 1,052,725 shares of Class A Common Stock (“Investor Shares”) and 500,045 shares of Class A Common Stock issuable upon exercise of a warrant (the “Warrant Shares”).

In rendering the opinions set forth below, we have reviewed such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered in connection with the issuance of the Securities and the Accredited Investor Warrant as of the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In all such examinations we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, the accuracy of the matters set forth in the documents, agreements and instruments we reviewed, and that such documents, agreements and instruments evidence the entire understanding between the parties thereto and have not been amended, modified or supplemented in any manner material to the opinions expressed herein. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Registration Statement, and we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transactions referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter.

We have also assumed (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, other than the Company, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments constitute the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms.

We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America, and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect.

Based upon and subject to the foregoing, we are of the opinion that: (i) the Note Conversion Shares have been duly authorized, and when issued and delivered upon the valid conversion of the secured convertible promissory note in accordance with its terms, the Note Conversion Shares will be validly issued, fully paid and non-assessable; (ii) the Note Shares, the Loan Shares and the Investor Shares have been duly authorized and are validly issued, fully paid and non-assessable; and (iii) the Warrant Shares have been duly authorized, and when issued and delivered upon the valid exercise of the warrant in accordance with its terms, including, without limitation, the payment in full of the exercise price thereof, the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. In addition, we disclaim any obligation to update this letter or communicate with or advise you as to any changes in fact or law, or otherwise.

Very truly yours,

/s/ Greenberg Traurig, LLP
Greenberg Traurig, LLP